Exhibit 10.7(o)

ELBERT L. THOMAS, JR.
RETIREMENT AGREEMENT

           This Agreement is made by and between Elbert L. Thomas, Jr. ("Mr. Thomas)" or "you") and First Horizon National Corporation, its predecessors, successors, assigns, subsidiaries, parents, affiliates, and their respective directors, officers, employees and agents, attorneys and representatives, both past, present, or future ("the Company"). This arrangement is offered in recognition of your years of service with the Company and is accompanied with the Company's hope that it will assist you during the transition period that follows.

           You acknowledge that you have had more than 21 days to evaluate this Agreement. After signing this Agreement, you have seven days during which you may revoke your decision.

           The elements of the retirement agreement are these:

1.        Agreement:

           Your signature at the conclusion of this document represents your knowing and voluntary acceptance of this Agreement. You acknowledge that you have not been pressured in any way to sign this Agreement and that you have executed it of your own free will. This Agreement should be returned to Kenneth Bottoms, 300 Court Avenue, Sixth Floor, Memphis, Tennessee 38103, after you have fully executed it. By its execution of this Agreement, the Company acknowledges and confirms that the appropriate committee of its Board of Directors or other administrative body has approved of your early retirement as of February 29, 2008 for purposes of applying the benefits you are otherwise entitled to under applicable plans (including those referenced in Sections 2 and 6 of this Agreement) and that nothing herein (including Section 2(iii) below) shall be considered in a manner which adversely affects any benefits, or the amount thereof, to which you are or may otherwise be entitled under applicable plans.

2.        Consideration:

           In consideration of your release as set forth below and your retirement on February 29, 2008, the Company will provide you with the following. You acknowledge that you are not otherwise entitled to the consideration listed in this Section. In the event of your death prior to the payment of any of the amounts set forth in this Section, your entitlement to such consideration will not be adversely affected and any payments for which a beneficiary has not already been designated will be paid to your estate.

           (i)     Additional pension benefit payment

           The Company’s Amended and Restated Pension Restoration Plan (as amended, the “Restoration Plan”) entitles you, as an early retiree, to the “Basic Benefit” as defined in the Restoration Plan; and, additionally, permits the Company to pay you an additional benefit (herein, the “Additional Benefit”). By this Agreement, the Company agrees to pay you, in addition to the Basic Benefit and your benefits provided for in the Company’s Pension Plan, an Additional Benefit in the form of a non-qualified pension benefit which adds five (5) years to your age for the purpose of calculating your total pension benefit. This Additional Benefit will be paid in the same form (i.e., lump sum or annuity) as elected for your Basic Benefit and provides you a total pension benefit as if you had retired at age 64 except you will not receive any additional service credit beyond your actual years worked as a full-time employee of the Company. To comply with Internal Revenue Code Section 409A, the first payments of the Basic Benefit and the Additional Benefit will be made in the first payroll period which occurs six (6) months after your retirement date (i.e., on the first pay date after August 31, 2008), along with a lump sum payment equal to the amount of the six (6) delayed Restoration Plan and Additional Benefit payments. The first payment of your benefits under the Company’s Pension Plan will be made in accordance with the provisions of the Company’s Pension Plan, based upon your election with respect to the receipt of benefits thereunder.

           (ii)     Restricted Stock

           20,668 shares of restricted stock will vest on your retirement date of February 29, 2008. This represents a pro-rata portion of your outstanding restricted shares. Shares will be withheld for taxes.

           (iii)    Survivor Benefits Plan

        You having met the requirements necessary to be satisfied in order to qualify for post-retirement benefits under the Company’s Survivor Benefits Plan, the Company agrees that, following your death, it will pay to your designated beneficiary a lump sum benefit in an amount of $880,000 which is equal to two (2) times your final year’s base salary (exclusive of incentive or bonus compensation). The company may fund such obligations, at its election, by retaining the existing split-dollar life insurance maintained on your life or self-insure such obligation.

3.        Confidentiality and Non-Disclosure:

           In order to protect the legitimate interests of the Company, and its subsidiaries, you agree that you will not disclose to others at any time in the future, whether directly or indirectly, any information relating to the Company's business plans or other confidential business information and/or trade secrets of the Company which you received or to which you were given access during your employment with the Company; provided, however, the obligations set forth in this sentence will expire on February 29, 2010. If such information is required to be produced by law, court order or governmental authority, you must promptly notify the Company of that obligation. You may not produce or disclose any such information until the Company has (a) requested protection from the court or other legal or governmental authority issuing the process and the request has been denied, (b) consented in writing to such production or disclosure, or (c) taken no action to protect its interest within ten (10) business days (or such shorter period required by order of a court or other legal or governmental authority) after receipt of your notice.

           If any part of this Agreement is knowingly violated by you in any material respect, then you will be responsible for repayment of all sums paid to you pursuant to paragraph 2 of this agreement, in addition to all enforcement costs including, but not limited to reasonable attorney's fees.

4.       Release and Waiver:

           In consideration for the payments and benefits described in paragraph 2 above, and other good and valuable consideration, the receipt of which you acknowledge by your signature in the space provided below, but subject to the provisions of paragraph 6 of the Agreement, you do, for yourself, your heirs, personal representatives, agents and assigns, fully, absolutely, and unconditionally release, acquit and forever discharge the Company, and any and all of its predecessors, successors, assigns, subsidiaries, parents, affiliates, and their respective directors, officers, employees and agents, attorneys and representatives, both past, present, or future, from any and all claims, losses, demands, liabilities, causes of action, fees (including attorney's fees), compensation, back pay and/or front pay, employment or re-employment and any other benefits, obligation or liability of any kind, known or unknown, whether heretofore asserted or unasserted, including but not limited to all causes of action arising out of or in any way related to your employment by the Company, or your separation, whether arising out of or related to Title VII of the Civil Rights Act of 1964, as amended ("Title VII"); the Civil Rights Act of 1991; the Sarbanes-Oxley Act; the Americans with Disabilities Act of 1990; the Age Discrimination in Employment Act of 1967, as amended, (the "ADEA"), the Family and Medical Leave Act ("FMLA"), the Fair Labor Standards Act ("FLSA"), the Tennessee Human Rights Act, Tennessee Code Annotated section 4-21-101 et seq, and Tennessee Code Annotated 8-50-103 (Employment of the Handicapped), and any other federal or state, local, or city statute, code, ordinance, rule, regulation, or common law governing, controlling or otherwise dealing with employment, employment discrimination or equal employment opportunity, unemployment compensation, employment termination, or otherwise all causes of action occurring from the beginning of time to the date of this Agreement.

          Notwithstanding the foregoing or anything to the contrary contained in this Agreement, nothing herein is intended to affect any obligation the Company may have to indemnify you, hold you harmless or advance to you or pay expenses in accordance with the Company’s Bylaws, and it is agreed that nothing in this Agreement will be construed as a waiver by you of any such rights.

5.       Acknowledgment of OWBPA Compliance:

          Because this Agreement includes a release and waiver as to claims under the Age Discrimination in Employment Act, your signature below acknowledges that it complies with the Older Workers Benefit Protection Act ("OWBPA") of 1990 and further acknowledges that you confirm, understand and agree to the terms and conditions of this Agreement; that these terms are written in lay persons terms, and that you have been fully advised of your right to seek the advice of an attorney, as well as tax advisors to review this Agreement. You acknowledge receiving not less than twenty one (21) calendar days in which to consider this Agreement to ensure that your execution of this Agreement is knowing and voluntary. In signing below, you expressly acknowledge that you have been afforded at least twenty-one (21) days to consider this Agreement and that your execution of same is with full knowledge of the consequences thereof and is of your own free will. By signing on the date below, if less than twenty-one (21) days, you voluntarily elect to forgo waiting twenty-one (21) full days. You agree that any change, material or immaterial, to the terms of this Agreement does not restart the running of the twenty-one (21) day period.

6.        Other Benefits:

           Your right to benefits under all other plans of the Company is not affected by your signature to this Agreement. This includes your qualified pension benefit, Pension Restoration Plan benefit, 401k benefit, and all of your deferred compensation arrangements. The company agrees to provide standard post-retirement medical benefits in accordance with the program in place for other employees who retire in 2008. However, in the event the company or a successor company discontinues providing post-retirement medical coverage for you at some future date for any reason, the company agrees and commits any successor company to continue to make medical coverage available to you under the company’s (prior to discontinuance) or successor company’s medical plan provided to the company’s (prior to discontinuance) or successor company’s active employees for the remainder of your life and you agree to pay the company’s (prior to discontinuance) standard COBRA rates for such coverage. You will be eligible for an annual bonus for the 2007 plan year in the same amount that you would have received if you had not retired. You will also be eligible for a pro-rata payment of the Performance Stock Units (PSUs) that you received in 2007, paid at the same time that other participants in the plan receive their payments. As provided under the plan, your management stock options granted prior to 2006 will expire the earlier of the original expiration date or the third anniversary of your retirement date. Options granted after 2005, Long-term Incentive Plan (LTIP) grants and all unvested restricted stock not included in section 2 will be canceled on your retirement date.

7.         Right of Revocation:

           Your signature also acknowledges that, in compliance with the OWBPA mentioned above, you have been fully advised by the Company of your right to revoke and nullify this release and Agreement, which right must be exercised if at all, within seven (7) days of the date of your signature. Any revocation of this agreement must be in writing, addressed to First Tennessee Bank, attention John Daniel, Employee Services Division, 300 Court Avenue, Sixth Floor, Memphis, Tennessee 38103. The Company must be notified within the foregoing seven day period. This agreement will not become effective or enforceable until the expiration of the seven day period. In the event the company enters a merger or other change-in-control agreement after you sign this release and Agreement, you will not be eligible for change-in-control severance benefits under your current change-in-control agreement unless the Compensation Committee of the company’s Board of Directors re-approves your change-in-control agreement and asks you to retain your position of EVP, Financial Strategies through a transition period needed to execute the merger or change in control.

8.        Return of Documents:

           By your signature, you acknowledge and confirm that you have returned to the Company any and all documents belonging to it, as well as any other property which belongs to it, and that no such documents or materials or property have been retained by you.

9.         Binding Effect:

           Upon your signing this Agreement, and after the expiration of seven (7) days, it will become effective and is binding upon you and the Company and their respective successors, assigns, heirs and personal representatives, as is discussed in paragraph 4 above.

10.      Severability:

           A finding that any provision of this Agreement is void or unenforceable shall not affect the validity or enforceability of any other provisions of this Agreement.

11.      Drafting:

           This Agreement is a product of negotiations between the parties and in construing the provisions of this Agreement, no inference or presumption shall be drawn against either party on the basis of which party or their attorneys drafted this Agreement.

12.      Captions:

           The captions to the various paragraphs of this Agreement are for convenience only and are not part of this Agreement.

13.     Sole Agreement:

          By your signature, you also confirm that the only consideration for your signing this Agreement are the terms set forth within it, and that no other promise or agreement of any kind has been made to you by the Company or anyone acting by, for, or on its behalf.

           YOU ALSO AFFIRM THAT YOU HAVE BEEN FREE TO DISCUSS THIS MATTER PRIVATELY AND THOROUGHLY WITH A FINANCIAL COUNSELOR AND AN ATTORNEY OF YOUR CHOICE AND THAT YOU FULLY UNDERSTAND THE MEANING AND INTENT OF THIS AGREEMENT, INCLUDING, BUT NOT LIMITED TO, ITS FINAL AND BINDING EFFECT.

           This Agreement covers in detail each and every element of the retirement agreement agreed upon between you and the Company. Your signature in the space provided below will confirm that you have had an unhurried opportunity to carefully read and review this Agreement and seek advice with respect to its content, and that you fully understand its meaning in all respects.

           This Agreement may be enforced by the parties in any state or federal court of competent jurisdiction.

           This Agreement is signed in duplicate originals at First Tennessee Bank in Memphis, Tennessee.

I HAVE READ THE FOREGOING AGREEMENT, HAVE HAD A REASONABLE AND ADEQUATE OPPORTUNITY TO REVIEW IT, AND FULLY UNDERSTAND AND VOLUNTARILY SIGN THE SAME.

Elbert L. Thomas, Jr.	Date

Witnessed by:

Notary of the State of Tennessee

First Horizon National Corporation

By:
John Daniel	Date
Executive Vice President and
Human Resources Manager